POPULAR, INC.

Contact:

Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Year Ended December 31, 2005

San Juan, Puerto Rico, Tuesday, January 17, 2006 – Popular, Inc.’s (“the Corporation”) (NASDAQ: BPOP, BPOPO) net income for the year ended December 31, 2005 reached $540.7 million, from $489.9 million in 2004, an increase of 10%. The results for the year 2005 included $67.4 million in gains on sale of investment securities, mainly marketable equity securities, compared with $15.3 million in 2004. Basic and diluted earnings per common share (EPS) for the year 2005, after the cumulative effect of accounting change, were $1.98 and $1.97, respectively. Basic and diluted EPS before the cumulative effect of accounting change for the year ended December 31, 2005 were $1.97 and $1.96, respectively. Basic and diluted EPS for 2004 were $1.79. Net income for 2005 represented a return on assets (ROA) of 1.17% and a return on common equity (ROE) of 17.12%. For the year 2004, the Corporation reported ROA and ROE of 1.23% and 17.60%, respectively.

Net income for the quarter ended December 31, 2005 was $130.2 million, compared with $128.2 million for the same quarter of the previous year. This represented basic EPS of $0.48 and diluted EPS of $0.47 in the fourth quarter of 2005, compared with basic and diluted EPS of $0.47 for the same quarter of 2004. The Corporation’s ROA and ROE for the fourth quarter of 2005 were 1.07% and 15.66%, respectively, compared with 1.18% and 17.52%, respectively, for the same period in 2004. Refer to the accompanying tables for further information corresponding to the quarters and years ended December 31, 2005 and 2004.

“Popular, Inc.’s year-end results for 2005 reflect our continued stability despite the challenges posed by the interest rate environment and the atypical difficulties seen in Puerto Rico’s banking industry during the past year,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer. “Net income, average earning assets and total assets grew substantially in 2005, indicating the continued trust that our customers and shareholders place on the Corporation, as confirmed by the successful subscription offering carried out late in the fourth quarter.”

The increase of $48.7 million in net interest income, up 4% for the year ended December 31, 2005 compared with the same period in 2004, resulted principally from a higher average volume of earning assets, partially offset by a decline in the net interest margin. Average earning assets for the year ended December 31, 2005 increased by $5.6 billion, or 15%, compared with the previous year, mostly associated with an increase of $4.6 billion in loans. Commercial loans contributed 53% of the total increase in average loans, while mortgage, consumer, and lease financing accounted for 27%, 16% and 4%, respectively. This growth includes the impact of the acquisitions completed by the Corporation during the third quarter of 2004 and throughout 2005, principally Quaker City, Kislak Financial Corporation and E-Loan. Loan growth has also been attained due to stronger sales efforts, promotional campaigns and business initiatives. In addition to loan growth, there was an increase of $1.1 billion in investment securities, mainly in U.S. Agency securities. The increase in the average volume of earning assets was funded mainly through higher borrowings and interest-bearing deposits, which rose $3.1 billion and $2.7 billion, respectively.

The net interest yield for the year ended December 31, 2005 was 3.29%, compared with 3.66% for 2004. This decrease was mainly due to the impact of rising short-term interest rates on the Corporation’s cost of funds, competitive pressures which affected the ability to raise rates on loans, the implementation of risk-based pricing strategies in consumer loans and lower yields in mortgage loans due to the flattening of the yield curve and its impact in new volumes. The average cost of interest bearing liabilities increased by 65 basis points and was caused primarily by the continuing tightening in monetary policy by the Federal Reserve. The yield on earning assets for the twelve-months ended December 31, 2005 increased 27 basis points compared with the same period in 2004, driven primarily by an increase of 30 basis points in the yield of the investment portfolio and by an increase of 16 basis points in the yield of the loan portfolio, mostly associated with commercial loans. The combination of rising short-term interest rates and relatively stable long-term interest rates has made it more difficult for the Corporation to maintain its net interest margin, as its funding costs are more sensitive to short-term interest rates whereas the return on its lending and investing activities is more sensitive to longer-term interest rates. The net interest yield for the last quarter of 2005 was 3.23%, compared with 3.24% for the quarter ended September 30, 2005 and 3.51% for the fourth quarter of 2004.

The provision for loan losses totaled $195.3 million or 109% of net charge-offs for the year 2005, compared with $178.7 million or 101%, respectively, in 2004. The increase in the provision was mostly attributed to portfolio growth in all loan categories. Net charge-offs for 2005 totaled $178.5 million or 0.62% of average loans held-in-portfolio, compared with $177.3 million or 0.71% in 2004. The increase in net charge-offs was mainly due to higher mortgage loans net charge-offs by $15.9 million and consumer loans by $4.1 million, partially offset by lower lease financing net charge-offs by $16.1 million and commercial loans net charge-offs, including construction loans, by $2.7 million. Mortgage loans net charge-offs as a percentage of average mortgage loans held-in-portfolio were 0.42% in 2005 compared with 0.29% in 2004. The increase for 2005 in the mortgage loans net charge-offs ratio was primarily associated with Popular Financial Holdings (“PFH”). The decrease in lease financing net charge-offs was related primarily to one vendor who filed bankruptcy during the third quarter of 2004 pertaining to the small ticket equipment leasing segment of the U.S. portfolio.

The increase of $176.5 million in non-interest income for the year ended December 31, 2005, compared with the same period in 2004, was mostly associated with higher gains in the sale of loans during 2005 by $39.1 million, primarily as a result of $2.3 billion in mortgage loans securitizations and sales performed by PFH during the year. Also, there were higher gains on sales of loans by E-Loan, a business operation acquired in November 2005 that is primarily dedicated to granting mortgage, home equity, and auto loans. Furthermore, the results for the year 2005 included higher net gains on the sale of investment securities by $52.1 million, primarily related to marketable equity securities. The year 2005 was also impacted by a favorable change in trading profits of $30.2 million when compared with the previous year, mostly related with higher gains on the sale of trading securities, principally mortgage-backed securities. Other service fees increased by $36.0 million, or 12%, mostly attributed to higher credit card fees derived in part from increased transactional volume, and higher fees from the Corporation’s insurance business in Puerto Rico mainly due to volume growth primarily in credit life, title and reinsurance business. Service charges on deposit accounts rose $16.5 million, or 10%, principally associated with the U.S. banking operations, including the impact of the operations acquired. Other revenue categories which contributed to the growth in non-interest income included higher gain on the sale of real estate properties, a gain realized on the partial sale of Popular Cash Express operations to ACE Cash Express, Inc. and higher bank-owned life insurance income, among other factors. The favorable variances described above were partially offset by the recording in 2005 of approximately $14.9 million in unfavorable valuation adjustments in interest-only strips mainly as a result of changes in anticipated prepayments.

Operating expenses for 2005, which rose $157.2 million or 13% from December 31, 2004, reflected increases in personnel costs, driven mostly by higher salaries and related taxes, due in part to merit increases and higher headcount including new operations in the U.S. mainland, partially offset by higher deferred costs on the origination of loans due to volume. Full-time equivalent employees were 13,210 at December 31, 2005, an increase of 1,071 employees from December 31, 2004. All other operating expenses, excluding personnel costs, increased 18% compared with 2004. Categories with the largest increases included business promotion, professional fees, net occupancy and equipment expenses. The rise in business promotion expenses resulted principally from the New York Mets sponsorship and sales efforts in the U.S. banking operations directed to deposit gathering campaigns, as well as other promotional campaigns in Puerto Rico. The increase in professional fees was related in part to higher support fees for system conversions, including consulting and computer services, and legal expenses. The increase in net occupancy and equipment expenses resulted in part from the operations acquired in the U.S. mainland, continuing investments in systems technology and costs to support business initiatives and expansion.

The Corporation’s total assets at December 31, 2005 amounted to $48.6 billion, compared with $44.4 billion at December 31, 2004, and $47.1 billion at September 30, 2005. At December 31, 2005, total loans amounted to $31.7 billion, compared with $28.7 billion on the same date in the previous year, and $30.6 billion at September 30, 2005. Commercial loans, including construction loans, accounted for the largest growth in the portfolio, rising $1.9 billion, or 17%, from the end of 2004. Consumer loans also reflected an increase of $0.7 billion, or 18%, mainly in the auto and personal loans categories, while mortgage loans contributed with a slight increase of $0.2 billion, or 2%, since the end of 2004. Investment and trading securities totaled $12.7 billion at December 31, 2005, compared with $12.2 billion at December 31, 2004 and $12.7 billion at September 30, 2005.

The allowance for loan losses amounted to $462 million at December 31, 2005, or 1.49% of loans held-in-portfolio, compared with $437 million or 1.56% at the same date in 2004, and $459 million or 1.55% at September 30, 2005. The ratio of allowance for loan losses to loans held-in-portfolio reflected improvement in credit quality trends and a loan portfolio mix that includes a greater proportion of real estate secured loans. Non-performing assets were $627 million or 2.02% of loans held-in-portfolio at December 31, 2005, compared with $614 million or 2.19% at the end of 2004, and $630 million or 2.12% at September 30, 2005. The allowance as a percentage of non-performing loans was 84.33% at December 31, 2005 compared with 78.89% at the end of 2004 and 83.24% at September 30, 2005. The increase in non-performing assets by $13 million, or 2%, was mainly reflected in other real estate assets by $19 million, as well as in the categories of commercial, including construction loans, by $11 million, and consumer loans by $7 million. These increases were partially offset by a decrease in non-performing mortgage loans by $23 million and non-performing leases by $1 million.

Deposits totaled $22.6 billion at December 31, 2005, compared with $20.6 billion at December 31, 2004, an increase of $2.0 billion, or 10%. Time deposits rose $1.9 billion, or 25%, from the end of 2004, which was primarily due to the acquisition of Kislak Financial Corporation, marketing campaigns and sales efforts, and higher volume of brokered certificates of deposits. Demand deposits rose $243 million, or 6%, since the end of 2004, while savings deposits declined $66 million, or less than 1%. Deposits totaled $22.6 billion at September 30, 2005. Borrowed funds increased $1.4 billion, reaching $21.3 billion at December 31, 2005, from $19.9 billion on the same date of the previous year. The increase in borrowings since December 31, 2004 was mostly comprised of repurchase agreements and federal funds purchased. Borrowed funds amounted to $20.6 billion at September 30, 2005. At December 31, 2005, stockholders’ equity was $3.4 billion, compared with $3.1 billion at the same date in the previous year and $3.2 billion at September 30, 2005. The increase in stockholders’ equity since the end of 2004 was due in part to earnings retention and the issuance of shares of common stock during the fourth quarter of 2005 under the subscription agreement described below. The common stock issuance contributed with approximately $175 million in capital at December 31, 2005. These favorable variances in equity were partially offset by a change to the unrealized loss position in the valuation of the investment securities available-for-sale portfolio, from unrealized gains (net of tax) of approximately $72 million as of December 31, 2004 to unrealized losses of $138 million at the same date in 2005.

The market value of the Corporation’s common stock at December 31, 2005 was $21.15 per common share, compared with $28.83 at December 31, 2004. The Corporation’s market capitalization at December 31, 2005 was $5.8 billion, compared with $7.7 billion at December 31, 2004. At December 31, 2005, the Corporation’s common stock had a book value per share of $11.82, compared with $10.95 at the same date the previous year.

* * *

During the fourth quarter of 2005, the Corporation completed the offering of up to 10,500,000 shares of its common stock to its existing shareholders in a subscription offering. As announced on December 21, 2005, shareholders of record fully subscribed to approximately $220 million in newly issued shares of common stock of the Corporation. A portion of this issuance impacted the Corporation’s financial records in the beginning of 2006, when certain of the December 31, 2005 individual subscription transactions fully settled. This subscription is one of the largest public subscription rights offerings by a U.S. public company in recent years. The net proceeds of the subscription offering will be used for general corporate purposes, including the funding of acquisitions.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. PFH, through its newly acquired subsidiary E-Loan, provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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An electronic version of this press release can be found at the Corporation’s website, www.popularinc.com.

Popular, Inc.

				For the
	For the			quarter
	quarter		Fourth	ended
Financial Summary	ended		Quarter	September
(In thousands, except per share data)	December 31,		2005-2004	30,
	2005	2004	Percent Variance	2005
Summary of Operations
Interest income	$719,395	$601,486	19.60%	$666,088
Interest expense	358,014	245,584	45.78	317,978

Net interest income	361,381	355,902	1.54	348,110
Provision for loan losses	51,040	46,016	10.92	49,960

Net interest income after provision for loan losses	310,341	309,886	0.15	298,150
Other income	211,045	157,602	33.91	171,261
Net gain (loss) on sale and valuation adjustments of investment securities	1,222	1,819	(32.82)	(920)
Trading account profit	1,913	589		4,707

Total non-interest income	214,180	160,010	33.85	175,048
Salaries and benefits	157,614	140,564	12.13	149,792
Profit sharing	225	5,678	(96.04)	4,890
Amortization of intangibles	2,809	2,258	24.40	2,387
Other operating expenses	197,106	153,241	28.62	172,344

Total operating expenses	357,754	301,741	18.56	329,413

Income before income tax	166,767	168,155	(0.83)	143,785
Income tax	36,520	39,931	(8.54)	28,569

Net Income	$130,247	$128,224	1.58	$115,216

Net income applicable to common stock	$127,269	$125,246	1.62	$112,237

Basic earning per common share (EPS)	$0.48	$0.47		$0.42

Dilueted EPS	$0.47	$0.47		$0.42

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	268,199,033	266,614,091		267,244,997
Average common shares outstanding – assuming dilution	268,588,544	267,167,510		267,835,364
Common shares outstanding at end of period	275,955,391	266,582,103		267,152,969
Selected Average Balances
Total assets	$48,329,932	$43,189,951	11.90	$46,047,681
Total loans *	31,265,635	27,885,516	12.12	29,297,237
Earning assets	44,903,199	40,585,573	10.64	42,924,701
Deposits	22,501,016	20,744,877	8.47	22,566,763
Interest-bearing liabilities	40,314,693	35,349,810	14.05	38,109,606
Stockholders’ equity	3,409,899	3,031,092	12.50	3,320,569
Selected Financial Data at Period-End
Total assets	$48,631,584	$44,401,576	9.53	$47,120,108
Total loans *	31,710,207	28,742,261	10.33	30,550,083
Earning assets	45,167,761	41,812,475	8.02	43,913,870
Deposits	22,638,005	20,593,160	9.93	22,578,709
Interest-bearing liabilities	39,975,912	36,302,094	10.12	39,461,214
Stockholders’ equity	3,449,502	3,104,621	11.11	3,221,396
Performance Ratios
Net interest yield **	3.23%	3.51%		3.24%
Return on assets	1.07	1.18		0.99
Return on common equity	15.66	17.52		14.21
Credit Quality Data
Non-performing assets	$626,517	$613,734	2.08	$629,943
Net loans charged-off	51,364	59,224	(13.27)	47,489
Allowance for loan losses	461,707	437,081	5.63	459,425
Non-performing assets to total assets	1.29%	1.38%		1.34%
Allowance for losses to loans held-in-portfolio	1.49	1.56		1.55

• Includes loans held-for-sale
**Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary	For the year ended
(In thousands, except per share data)	December 31,
	2005	2004	Percent Variance
Summary of Operations
Interest income	$2,665,859	$2,216,265	20.29%
Interest expense	1,241,652	840,754	47.68

Net interest income	1,424,207	1,375,511	3.54
Provision for loan losses	195,272	178,657	9.30

Net interest income after provision for loan losses	1,228,935	1,196,854	2.68
Other income	703,111	593,676	18.43
Net gain on sale and valuation adjustments of investment securities	52,113	15,254
Trading account profit (loss)	30,051	(159)

Total non-interest income	785,275	608,771	28.99
Salaries and benefits	605,659	548,936	10.33
Profit sharing	17,030	22,082	(22.88)
Amortization of intangibles	9,579	7,844	22.12
Other operating expenses	695,932	592,150	17.53

Total operating expenses	1,328,200	1,171,012	13.42

Income before income tax and cumulative effect of accounting change	686,010	634,613	8.10
Income tax	148,915	144,705	2.91

Income before cumulative effect of accounting change	537,095	489,908	9.63
Cumulative effect of accounting change, net of tax	3,607

Net Income	$540,702	$489,908	10.37

Net income applicable to common stock	$528,789	$477,995	10.63

Basic EPS before cumulative effect of accounting change	$1.97	$1.79

Diluted EPS before cumulative effect of accounting change *	$1.96	$1.79

Basic EPS after cumulative effect of accounting change	$1.98	$1.79

Diluted EPS after cumulative effect of accounting change	$1.97	$1.79

Dividends declared per common share	$0.64	$0.62

Average common shares outstanding	267,334,606	266,302,105
Average common shares outstanding – assuming dilution	267,836,543	266,674,856
Common shares outstanding at end of period	275,955,391	266,582,103
Selected Average Balances
Total assets	$46,362,329	$39,898,775	16.20
Total loans **	29,730,913	25,143,559	18.24
Earning assets	43,245,684	37,621,648	14.95
Deposits	22,253,069	19,409,055	14.65
Interest-bearing liabilities	38,276,192	32,445,512	17.97
Stockholders’ equity	3,274,808	2,903,137	12.80
Performance Ratios
Net interest yield ***	3.29%	3.66%
Return on assets	1.17	1.23
Return on common equity	17.12	17.60
Credit Quality Data
Non-performing assets	$626,517	$613,734	2.08
Net loans charged-off	178,523	177,303	0.69
Allowance for loan losses	461,707	437,081	5.63
Non-performing assets to total assets	1.29%	1.38%
Allowance for losses to loans held-in-portfolio	1.49	1.56

• Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
** Includes loans held-for-sale
***Not on a taxable equivalent basis

Notes: Certain reclassifications have been made to prior periods to conform with this period.